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                         [LETTERHEAD OF ROPES & GRAY]

                                April 15, 1998



Advanced Radio Telecom Corp.
500 108th Avenue NE
Suite 2600
Bellevue, WA  98004

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of an aggregate of 3,100,000 shares (the "Shares") of common stock, $.001 par value, and Junior Preferred Stock Purchase Rights associated with the Shares pursuant to a Rights Agreement dated as of June 20, 1997 (the "Common Stock"), of Advanced Radio Telecom Corp., a Delaware corporation (the "Company"), issuable under the Company's Restated Equity Incentive Plan and 1997 Equity Incentive Plan for Non-Employee Directors (the "Plans").

     We have acted as counsel for the Company in connection with the proposed issue and sale of the Shares and the preparation and filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware. For purposes of our opinion set forth below, we have assumed that the per share consideration paid for the Shares will exceed the par value of a share of Common Stock and that there will be an adequate number of shares of authorized Common Stock available for issuance at the time of the issuance of any Shares.

     Based upon the foregoing, we are of the opinion that:
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Advanced Radio Telecom Corp.          -2-                         April 15, 1998


     The Shares to be issued under the Plans have been duly authorized, and upon the issuance and delivery of the Shares, in the manner contemplated by the Plans, against the payment of any required consideration, the Shares will be validly issued, fully paid and nonassessable.

     We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement.

     It is understood that this opinion is to be used only in connection with the issuance and sale of the Shares while the Registration Statement is in effect.

                                    Very truly yours,



                                    Ropes & Gray